SECURITIES AND EXCHANGE COMMISSION

                               Washington, D. C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934

                                    Date of Report
                                   January 20, 1998

                                     FISERV, INC.
               (Exact name of registrant as specified in its charter)

                                      Wisconsin
                   (State or other jurisdiction of incorporation)


                        0-14948                          39-1506125
               (Commission File Number)      (IRS Employer Identification No.)

                   255 Fiserv Drive                        53045
                 Brookfield, Wisconsin                   (Zip code)
                 (Address of principal
                  executive offices)


                 Registrant's telephone number, including area code
                                   (414) 879-5000
ITEM 7. (C) EXHIBITS.

   (1) Earnings release by Fiserv, Inc., dated January 20, 1998.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                FISERV, INC.


                                By /S/ EDWARD P. ALBERTS
                                ------------------------
                                EDWARD P. ALBERTS
                                Senior Vice President - Finance

Date:  January 20, 1998

                                 Fiserv Reports Continued Record Earnings
                                    for Fourth Quarter and End of 1997

         Brookfield, Wisconsin, January 20, 1998--Fiserv, Inc. (NASDAQ:FISV) announced today continued record earnings for the fourth quarter and year ended December 31, 1997. Revenues, net income and net income per share increased over the corresponding periods of 1996 as originally presented and as restated on a pooling of interests basis.
         For the fourth quarter, Fiserv revenues were $269.5 million, a 28% increase over the $210.5 million originally reported for the fourth quarter of 1996. Net income rose to $24.2 million, an increase of 50% over the $16.1 million originally reported in 1996. Net income per share-diluted for the period based on 54,317,000 shares outstanding was $0.45 per share, compared to $0.35 per share originally reported for the fourth quarter of 1996.
         For the year ended December 31, 1997, revenues were $974.4 million, a 22% increase over the $798.3 million originally reported in 1996. Net income rose to $90.8 million, a 47% increase over the $61.7 million originally reported in 1996. Net income per share-diluted for the year based on 53,528,000 shares outstanding increased 27% to $1.70 per share, compared to $1.34 as originally reported in 1996.
         The Company provides item processing services in the Canadian market through a joint venture with Canadian Imperial Bank of Commerce, the revenues of which are recognized on a fee basis. If the gross revenues from this activity were recognized, the Company's revenues for the fourth quarter would have increased approximately $75 million or 33% over amounts as originally reported in 1996. Revenues for the year ended December 31, 1997, would have increased $287 million or 35% over amounts as originally reported in 1996.
         Revenues, net income and net income per share have been restated for all periods commencing prior to April 1, 1997, to include the results of operations of BHC, an acquisition completed in the second quarter, on a pooling-of-interests basis.
         Restated amounts for the quarter and the year ended December 31, 1996, were:

                                 Quarter Ended                Year Ended
                               December 31, 1996           December 31, 1996
                               ------------------         -------------------
                                   (in thousands, except per share amounts)

Revenues                         $ 231,542                   $ 879,449
Net income                       $  20,408                   $  79,708
Net income per share-diluted        $ 0.39                      $ 1.53

         "No matter how you look at it, 1997 was an outstanding year for Fiserv," said George D. Dalton, Fiserv Chairman and Chief Executive Officer. "Our team of sales professionals recorded its best year ever. We expanded our technology resources and service capabilities through ongoing research and development, as well as strategic acquisitions. Our earnings continued to grow, with revenues nearing the $1 billion mark. Our shareholders should be pleased with the performance of their stock this year."
         Fiserv completed nine acquisitions during 1997, with one more acquisition agreement announced in November and still pending. These
acquisitions  include:  BHC  Financial,   Inc.  (BHC),  a  leading  provider  of
securities processing and support services to banks, insurance companies, brokerage firms and mutual fund companies; AdminaStar Communications, a specialized provider of laser printing and mail fulfillment services; Interactive Planning Systems, a leading financial industry software company providing comprehensive PC-based financial decision-support and planning products; Stephens Inc. clearing business, the financial institutions correspondent clearing businesses of Stephens, including discount brokerage services conducted through banks and other correspondents, and a brokerage affiliate; FIS, Inc., a national provider of financial software and data processing services; Hanifen, Imhoff Holdings, Inc. clearing business, providing professional and correspondent clearing services; Central Service Corp., a regional provider of online financial data processing and item processing services in the Southeast; Savoy Discount Brokerage, a specialized provider of technology for entering trades over the Internet or by telephone touch tone / automated voice response; and Emerald Publications, a national provider of marketing, seminar and training materials to professionals in the financial services industry.
         In November we announced an agreement to acquire CUSA Technologies, Inc., a leading provider of software management systems for credit unions. When finalized, this acquisition will expand our capabilities to include specialized solutions for all size credit unions, and more than double our credit union client base.
         "Sales of data processing solutions and related services to new clients grew at a record pace in 1997, with more than 430 institutions leaving other providers for Fiserv," said Leslie M. Muma, Fiserv Vice Chairman, President and Chief Operating Officer. "In addition, our relationships with existing clients continued to expand as we signed 921 cross-sale contracts, a 17% increase over 1996."

         Fiserv, Inc. is an independent provider of financial data processing systems and related information management services and products to more than 5,000 banks, credit unions, mortgage firms and savings institutions worldwide. Worldwide, Fiserv employs more than 9,000 financial services professionals skilled in information technology. A publicly held company headquartered in Brookfield, Wis., Fiserv is traded on the NASDAQ over-the-counter market under the symbol FISV.

                                   Attachment

                                  Fiserv, Inc.
                      1997 Year End - Financial Highlights
                    (in thousands, except per share amounts)

                          Quarter Ended                       Year Ended
                           December 31,                      December 31,
                    --------------------------         -------------------------

                       1997            1996              1997            1996
                    -----------    -----------         ----------     ----------

Revenues             $ 269,472      $ 231,542*        $ 974,432       $ 879,449*
                    ===========    ===========         ==========     ==========


Income before income
taxes                 $ 40,990       $ 34,425*        $ 153,899       $ 134,462*
                    ===========    ===========         ==========     ==========


Net income            $ 24,184       $ 20,408*         $ 90,800        $ 79,708*
                    ===========    ===========         ==========     ==========


Net income per share:
   Basic                $ 0.46         $ 0.40*           $ 1.75          $ 1.56*
                    ===========    ===========         ==========     ==========
   Diluted              $ 0.45         $ 0.39*           $ 1.70          $ 1.53*
                    ===========    ===========         ==========     ==========

Shares used in computing
net income per share:
   Basic                52,703         50,937*           52,009          50,993*
   Diluted              54,317         52,137*           53,528          52,046*

Net income per common
share as originally
reported - diluted     $ 0.45          $ 0.35            $ 1.70           $ 1.34

* as restated on a pooling of interests basis

                             Corporate Headquarters
                                255 Fiserv Drive
                           Brookfield, Wisconsin 53045
                                 (414) 879-5000
                           World Wide Web: fiserv.com